Registrant Name:  Vanguard Fenway

File Number:  811-5445

Registrant CIK Number:  0000826473

Series #1 (Vanguard Equity Income Fund)

Item 73  Distributions per share for which record date passed during the period:
B)	1. Distributions of capital gains-------------	$0.477
2. Distributions of capital gains from a second class of open-end
             company shares------------------	$1.000